Exhibit 10.3

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into,

BETWEEN:

STREAMEX CORP., a company incorporated under the laws of the State of Delaware and having an office at 2431 Aloma Ave., Suite 243, Winter Park, Florida 32792.

(the “Company”)

OF THE FIRST PART

AND:

MORGAN LEKSTROM, a person with a residence at 757 Orwell Street Unit 1North Vancouver BC V7J 3K6.

(the “Employee”)

OF THE SECOND PART

(collectively, the “Parties”)

WHEREAS:

A.	The Company is a fintech company operating in the commodities and blockchain spaces that is developing tokenization infrastructure, a financing tool and exchange for commodities, and other real-world assets.

B.	The Company and the Employee wish to continue the Employee’s employment relationship on the terms and conditions described in this Agreement;

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1. EMPLOYMENT

1.1. Effective Date. This Agreement shall be effective as of the date that the Board of Directors of the Company (the “Board”), following approval of the Compensation Committee of the Board, approves this Agreement via resolution or otherwise (the “Effective Date”). For the avoidance of doubt, this Agreement shall not be effective until Board approval is granted.

1.2.	Term. The Employee’s employment will continue indefinitely until terminated in accordance with section 4 below (the “Term”).

1

1.3.	Position. As of the Effective Date, the Company agrees to employ the Employee and the Employee agrees to serve the Company in the position of Interim Executive Chairman in addition to any other title the Employee may hold with the Company. As of the Effective Date, the Employee has also been appointed to the Board of Directors of the Company (the “Board”) as Chairman. The term of this Agreement and employment are indefinite, but the employment and this Agreement may be terminated by either party as provided herein.

1.4.	Duties and Reporting. The Employee shall report directly to and be directly responsible to the Board. The Employee shall have the duties, responsibilities and authorities commensurate with the Employee’s role, as may be assigned by the Company from time to time.

1.5.	Devotion of Time. The Employee hereby agrees to devote sufficient attention, abilities and energy to the faithful performance of the duties of the position and to the promotion of the business and affairs of the Company and shall not engage in any other work for remuneration without the written consent of the Board. The Employee agrees not to engage in any other employment or business activity which would either interfere with the Employee’s ability to perform their duties under this Agreement or place the Employee into a conflict of interest without prior written authorization by the Company. The Employee agrees to conduct themselves in a diligent, competent and businesslike manner, and will at all times act faithfully, honestly, and in a manner consistent with the best interests of the Company. Notwithstanding the foregoing, nothing shall preclude the Employee from engaging in professional, educational, religious, civic, charitable or similar types of activities, community affairs and/or managing the Employee’s (or the Employee’s family’s) personal investments and affairs, provided that these activities do not interfere or conflict with the performance of the Employee’s duties and responsibilities hereunder.

1.6.	Conflict of Interest. The Employee will disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Employee for determination by the Company, acting reasonably.

1.7.	Location of Performance of Work. The position will be fully remote. At the request of the Company and subject to the below, the Employee will work from the Company’s office, located at 2431 Aloma Avenue, Suite 243, Winter Park, Florida 32702 for reasonable periods of time.

1.8.	Company Policies and Procedures. The Employee will comply with all lawful policies, rules and procedures established by the Company from time to time that have been provided to the Employee in advance, including any future revisions of such policies, rules and procedures.

2.	COMPENSATION

2.1.	Salary. For 2026, the Company shall pay the Employee a gross annual salary of USD $350,000, payable by equal semi-monthly installments in arrears. For all purposes of this Agreement, “Annual Salary” means the remuneration described in this section 2.1 (subject to adjustment as provided below), and does not include any other payments such as bonuses, share options, benefits, or amounts of a similar nature. At Employee’s election, the Annual Salary and any Annual Bonus (as set forth below) may be paid in a reasonably equivalent amount of Canadian dollars. Subject to availability and regulatory considerations, if elected, if elected, the Employee will be allowed to receive up to 50% of the Annual Salary paid in GLDY. As of April 15, 2026, total gross payroll payments made under this Agreement amount to $90,143.23.

2

2.2.	Review. The Company shall review the Annual Salary annually and shall make any adjustments it determines are reasonable and as approved by the Board, who shall take into account, but shall not be limited to considering, the Employee’s performance, the financial and operating success of the Company in the preceding twelve (12) months and salaries for comparable positions in the marketplace. In no case shall the Annual Salary be reduced, unless by mutual agreement, such agreement to be in writing.

2.3.	Annual Bonus. Subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Committee”), the Employee shall be entitled to an annual bonus (the “Annual Bonus”) each year during the Employee’s employment based on the Employee’s achievement on the performance of the balance sheet portfolio and individual performance goals established by the Company and Employee at the start of the year. Except as otherwise set forth in this Section 2.3 and in Sections 4.3 and 4.4 below, the Employee must remain employed with the Company on the Annual Bonus payment date (defined below) in order to be eligible to receive any Annual Bonus for that fiscal year. Any Annual Bonus shall be payable to the Employee when annual bonuses are normally paid to employees of the Company following the end of the relevant fiscal year, but in no event later than December 31st of the calendar year next following the end of the fiscal year to which the Annual Bonus relates (“Annual Bonus Payment Date”). Notwithstanding the foregoing, in the event of a Change in Control prior to the payment of an Annual Bonus for any fiscal year, the Annual Bonus for that fiscal year shall be paid to the Employee upon the occurrence of the Change in Control. Subject to availability and regulatory considerations, if elected, if elected, the Employee will be allowed to receive the Annual Bonus paid in GLDY. Notwithstanding anything to the contrary herein, any Annual Bonus and other incentive compensation paid to the Employee shall be subject to any clawback or recoupment policy adopted by the Company, including any policy adopted to comply with applicable law or stock exchange listing requirements, including without limitation the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, and the Employee agrees to promptly return any amounts subject to recovery under any such policy.

2.4.	Equity Incentive Awards.

(a) Existing Equity Incentive Awards. Subject to Section 2.4(f), any equity incentive awards granted by the Company or its subsidiaries to the Employee prior to the Effective Date will otherwise remain outstanding in accordance with their existing terms.

(b) 2026 Annual Equity Incentive Award. Subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Committee”), within thirty (30) days following the Effective Date, the Company will grant the Employee a performance-based restricted stock unit award covering one million five hundred thousand (1,500,000) shares of the Company’s common stock (the “2026 PSU Award”), divided into five (5) equal tranches of three hundred thousand (300,000) shares each. Each tranche will vest upon the Company’s cumulative sales of GLDY reaching the corresponding milestone, as follows: Tranche 1 vests upon cumulative GLDY sales reaching US$250,000,000; Tranche 2 vests upon cumulative GLDY sales reaching US$500,000,000; Tranche 3 vests upon cumulative GLDY sales reaching US$1,000,000,000; Tranche 4 vests upon cumulative GLDY sales reaching US$2,000,000,000; and Tranche 5 vests upon cumulative GLDY sales reaching US$3,000,000,000. Cumulative GLDY sales shall be measured by the Company in good faith and certified by the Committee. Vesting of any tranche is subject to the Employee’s continuous employment through the date the applicable milestone is achieved, except that the 2026 PSU Award will become fully vested upon (i) a Protected Termination, or (ii) a Change in Control. Any tranche of the 2026 PSU Award that has not vested on or before the tenth (10th) anniversary of the Effective Date shall be forfeited.

3

(c) Post-2026 Annual Equity Incentive Award. For fiscal years after the Company’s 2026 fiscal year, the Employee will be entitled to participate in any equity incentive plan maintained by the Company for the benefit of its executives.

(d) Market Capitalization Milestone Bonus. Employee shall be eligible for one-time awards as follows under the Company’s shareholder-approved equity plan upon the Company achieving and maintaining fully diluted market capitalization levels of $50 billion, $100 billion, and $500 billion, based on a VWAP over a trailing, consecutive thirty (30) trading day period ending with and inclusive of such given date. Any such awards shall be subject to shareholder-approved equity plan limits and applicable law.

Market Capitalization Milestone	Award	Vesting Condition
$50 billion	One-time bonus of the equivalent of $100,000,000 payable in cash or shares at Board’s election; and 5,000,000 shares.	Market cap ≥ $50B for 30 consecutive trading days

$100 billion

One-time bonus of the equivalent of $250,000,000 payable in cash or shares at Board’s election; and one-time cash bonus of $50,000,000 payable in cash or shares at Employee’s election; and 10,000,000 shares.

Market cap ≥ $100B for 30 consecutive trading days

$500 billion

One-time bonus of the equivalent of $500,000,000 payable in cash or shares at Board’s election; one-time cash bonus of $250,000,000 payable in cash or shares at Employees election; and 20,000,000 shares

Market cap ≥ $500B for 30 consecutive trading days

(e) Withholding Taxes. Unless otherwise elected by the Employee, any federal, state, local or other taxes required to be withheld by the Company or its subsidiaries in respect of any taxable event relating to any equity incentive award described in this Section 2.4 shall be satisfied by the Company withholding a number of shares of the Company’s common stock subject to the applicable equity incentive award having a fair market value equal to the amount of taxes required to be withheld by the Company or its subsidiaries.

4

(f) Adjustments. If, prior to the grant of any restricted stock units or performance-based stock units pursuant to Section 2.4(a) or 2.4(b), there is (i) any change in the outstanding shares of the Company’s stock due to a stock dividend or distribution, a subdivision of the outstanding shares, a combination or consolidation of the outstanding shares into a lesser number of shares, a reclassification, an exchange of shares, or any other increase or decrease in the number of outstanding shares of the Company’s stock effected without the receipt of consideration by the Company, or (ii) the declaration of an extraordinary dividend payable in a form other than shares of the Company’s stock, a recapitalization, a merger, a reorganization, or a similar occurrence affecting the Company’s stock, then proportionate and equitable adjustments will automatically be made to the number or kind of shares to be covered by any restricted stock unit or performance-based stock unit award to be granted pursuant to Sections 2.4(a) and 2.4(b) in order to preserve the original intent of this Agreement.

2.5.	Benefits. During the Term, the Employee will be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than the benefits provided to other similarly situated senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan, appliable law, and the terms and conditions of this Agreement.

2.6.	Incentive Plans. The Employee shall be entitled to participate in any other incentive programs for the Company’s employees, including, without limiting the generality of the foregoing, restricted share units, share option plans, share purchase plans, profit sharing or bonus plans from time to time pursuant to the terms and conditions of such incentive plan.

2.7.	Vacation. The Employee shall be entitled to six weeks of vacation each calendar year, or such greater amount as the Company may approve. Such vacation is to be taken by the Employee in each calendar year at mutually convenient times and should not be accrued or carried over into the next or subsequent years without the consent of the Company. Should the employee work weekends or travel over the course of the weekend on behalf of the company, the employee shall be entitled to “comp time” in the form of additional paid time off. Comp time must be used within the same calendar year or 90 days from such date, whichever is longer.

2.8.	Expenses. The Employee shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Employee in the discharge of duties for the Company. The Employee agrees that such reimbursements shall be due only after the Employee has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company. If, during the Term, any dispute arises between Employee and the Company regarding this Agreement, any other agreements governing Employee’s equity or compensation, or Employee’s employment with the Company, the Company shall reimburse Employee for all legal fees and expenses reasonably incurred by Employee in connection with such dispute, but only if Employee prevails to a substantial extent with respect to Employee’s claims or defenses brought and pursued in connection with such dispute. The Company shall pay such reimbursement as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses.

2.9.	Statutory Deductions and Taxes. The Company will be entitled to withhold from any compensation, benefits or amounts payable under this Agreement, all applicable federal or state, and local taxes and other statutory deductions as may be required from time to time pursuant to any law or governmental regulation or ruling.

5

2.10.	Indemnification. The Company shall fully indemnify and hold the Employee harmless to the maximum extent permitted under applicable law for any act(s) and/or omission(s) of the Employee in the course of the Employee’s employment, officer service, Board service, or the like.

2.11.	Directors’ and Officers’ Insurance. The Company will at all times, at its expense, obtain and maintain commercially reasonable and appropriate directors’ and officers’ liability insurance (including Side A coverage) covering the Employee, in such form and with such limits as are customarily maintained by similarly situated public companies, and will continue to provide such coverage (or equivalent “tail” coverage) sufficient to fully protect the Employee following the Employee’s termination of employment.

2.12.	Tax Gross-Up. If at any time the Employee’s shares in BST Sub ULC, a British Columbia unlimited liability company (or any successor entity), are exchanged for shares of the Company without the Employee’s written consent, then the Company will provide the Employee with a tax gross-up payment. The amount of the tax gross-up payment will equal the amount of any federal, state, local or foreign taxes imposed on the Employee as a result of the exchange, including the amount of additional taxes imposed on the Employee due to the Company’s payment of the initial taxes. The tax gross-up payment will be paid to the Employee within thirty days following the date the Employee remits the related taxes to the applicable taxing authorities, subject to the Employee providing the Company with reasonable evidence relating to the determination of the amount of taxes owed by the Employee as a result of the exchange and the Employee’s payment of the related taxes.

2.13.	Attorneys’ Fees. The Company will reimburse the Employee for any reasonable costs and expenses, including attorneys’ fees, incurred by the Employee in connection with the review, negotiation, preparation, and entering into of this Agreement, subject to the Employee providing the Company with reasonable evidence of any such costs and expenses. Any reimbursement, less applicable deductions and withholdings, will be paid to the Employee within one hundred twenty (120) days following the Effective Date.

3.	ADDITIONAL OBLIGATIONS OF THE EMPLOYEE

[reserved]

3.2.	Business Opportunities. The Employee agrees to communicate at once to the Company, via the CEO, all relevant business opportunities which the Employee reasonably feels may be of interest to the Company based on the Company’s strategy as articulated at the time, and which come to the Employee in their capacity as such or otherwise in the course of the Company’s business.

3.3	Non-Competition. During the term of this Agreement and for a period of twelve (12) months following the termination of Employee’s employment with the Company for any or no reason, Employee shall not, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise) engage in, or assist any other person in engaging in Competitive Activities. For purposes of this provision “Competitive Activities” means, for profit-seeking or business reasons, utilizing blockchain or cryptocurrency technology for the tokenization of commodities, interests in commodities (including derivatives thereon, royalty streams, or other interests), securities, real estate, or other goods or services.

4.	RESIGNATION AND TERMINATION

4.1.	Accrued Obligations. Upon termination of Employee’s employment for any reason, Employee shall receive (a) Employee’s unpaid Annual Salary through the date of termination; (b) all of Employee’s accrued, but unused vacation and/or paid time off time; (c) any unpaid expense reimbursements accrued by Employee as of the date of termination; and (d) any earned but unpaid Annual Bonus from a prior fiscal year ((a) through (d), the “Accrued Obligations”).

6

4.2.	Resignation without Good Reason. If the Employee resigns from the Company without Good Reason, the Employee will be required to provide the Company with one month’s advance written notice of the Employee’s resignation. This notice may be waived in whole or in part by the Company.

4.3.	Protected Termination. In the event of a Protected Termination, and provided that Employee executes and does not revoke a separation agreement containing a full general release, covenant not to sue, and other terms acceptable to the company and continues to comply with Employee’s obligations pursuant to this Agreement, in addition to the Accrued Obligations, Employee shall also receive: (a) an amount equal to twelve (12) months’ of Employee’s then in-effect Annual Salary (or, if such termination is due to Employee resigning for Good Reason as a result of a reduction in Employee’s Annual Salary, the Annual salary in effect prior to such reduction); (b) continued health, dental, and vision coverage (or reimbursement for the cost thereof) in accordance with this Agreement for a period of twelve (12) months following the date of termination; (c) a prorated Annual Bonus for the year of termination; and (d) full accelerated vesting of any unvested RSUs, PSUs or other equity granted to Employee by the Company.

4.4.	Death or Disability. In the event of a termination of Employee’s employment as a result of Employee’s death or Disability, in addition of the Accrued Obligations, Employee (or Employee’s estate) shall also receive a prorated Annual Bonus for the year of termination.

4.5.	Return of Property. On the cessation of employment for any reason, the Employee agrees to deliver to the Company all documents, statements, records, plans and papers of every nature, in any way relating to the affairs of the Company and its subsidiaries or affiliated companies, if any, which are in the Employee’s possession or control. Notwithstanding anything to the contrary in this Agreement, Employee may retain Employee’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts and calendar, etc.) and copies of documents related to Employee’s compensation and benefits.

5.	MISCELLANEOUS

5.1.	Applicable Laws. This Agreement and the employment of the Employee shall be governed, interpreted, construed and enforced according to the laws of the State of Florida.

5.2.	Employee Information. The Employee acknowledges that the Company will be collecting, using and disclosing personal employee information for the purposes of establishing, managing or terminating Employee’s employment relationship with the Company in accordance with applicable privacy law and the Employee hereby consent to such collection, use and disclosure.

5.3.	Time. Time shall be of the essence of this Agreement.

5.4.	[Reserved]

5.5.	Entire Agreement and Termination of Board Agreement. This Agreement represents the entire Agreement between the Employee and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof, including the November 18, 2025 “Chairman of the Board Agreement” with the Company (the “Board Agreement”). For the avoidance of doubt, the Board Agreement and connected equity compensation associated with the Board Agreement of 100,000 shares per year, is hereby terminated.

7

5.6	Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and the CEO of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

5.7.	Notices. Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

5.8.	Severance. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision, and all other provisions of this Agreement shall continue in full force and effect.

5.9.	Independent Legal Advice. The Employee acknowledges that the Employee has been given a full opportunity to review this Agreement, has understood it, has obtained or had the opportunity to obtain independent legal advice in respect of this Agreement and is signing it voluntarily.

5.10.	409A Compliance.

(a)	In General. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

(b)	Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with the Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Employee’s termination or, if earlier, the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Employee’s separation from service occurs shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)	Reimbursements. In the case of any reimbursements (or in-kind benefits) provided for under the Agreement that are subject to, and not exempt from Section 409A, (i) the amount of expenses eligible for reimbursement (or in-kind benefits provided) during a calendar year will not affect the expenses eligible for reimbursement (or in-kind benefits to be provided) in any other calendar year, (ii) any reimbursement will in any case be made on or before December 31st of the calendar year following the calendar year in which the eligible expense was incurred, and (iii) the right to reimbursement (or in-kind benefits) will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, Section 2.12 will govern any tax gross-up to be provided pursuant to Section 2.12.
8

5.11	Definitions. As used herein,

“Cause” means (i) Employee’s gross negligence or willful misconduct which results in material harm to the Company; (ii) Employee’s persistent and willful failure to observe, perform or fulfill any material duties or material obligations to the Company following written notice from the Company describing such failure; or (iii) Employee’s conviction of a felony (non-vehicular) or crime of moral turpitude, (iv) the Employee’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (v) the Employee’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. With respect to the preceding items (i), (ii), (iv), and (v), no Cause shall exist unless the Company has provided Employee with written notice of termination describing the particular circumstances giving rise to Cause, and has provided the Employee with the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If the Employee so effects a cure, the notice of Cause shall be deemed rescinded and of no force or effect.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	any Exchange Act Person (as defined below) becomes (including through a series of transactions occurring within a twelve (12) month period ending on the date of most recent transaction by such person) the beneficial owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company’s then outstanding securities;

(ii)	there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)	a majority of the Company’s directors is replaced during any twelve (12) month period by new directors whose appointment is not endorsed by a majority of the Board before the appointment;

(iv)	Any Exchange Act Person acquires (or has acquired within a twelve (12) month period ending on the date of most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions;

(v)	the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; and

(vi)	there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition

9

To the extent required to comply with Section 409A, a Change in Control will be considered to have occurred only to the extent that the event or transaction represents a “change in control event” under Section 409A.

“Disability” means Employee’s incapacity due to physical or mental illness or injury as determined in writing and in good faith by a qualified independent physician, mutually acceptable to Employee and the Company, that Employee shall have been unable to perform Employee’s duties hereunder for a period of one hundred and eighty (180) consecutive days.

“Exchange Act Person” means any natural person, entity or “group” (a “Group”) (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of which the Employee is not a part, except that “Exchange Act Person” shall not include (A) the Company or any subsidiary thereof (“Subsidiary”), (B) any employee benefit plan of the Company or of any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any Subsidiary, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity beneficially owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their beneficial ownership of stock of the Company; or (E) any other natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Adoption Date, is the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

“Good Reason” means the termination of employment by Employee as a result of the existence or occurrence of one or more of the following conditions or events: (i) a material diminution in Employee’s Annual Salary or Annual Bonus; (ii) a material diminution in Employee’s authority, duties, job title, board position, or responsibilities, or a change to Employee’s reporting structure; (iii) a material change to the geographic location at which Employee must provide the services; (iv) the failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement; or (v) any other action or inaction by the Company that constitutes a material breach of the terms of this Agreement or any other agreement between Employee and the Company. No Good Reason shall exist unless Employee has given written notice to the Company within ninety (90) days of the existence of the Good Reason condition(s) and until the Company has had thirty (30) days to cure such event after the date of Employee’s written notice. Notwithstanding anything to the contrary contained in this Agreement, any other agreement between Employee and the Company, or any other equity, incentive, or deferred compensation plan applicable to Employee, Employee’s resignation with Good Reason hereunder shall be treated as a termination of Employee’s employment by the Company without Cause and, in the event of Employee’s resignation with Good Reason, Employee shall be entitled to receive all compensation and benefits available to Employee in the event of a without Cause.

“Protected Termination” means a termination by the Company without Cause or by the Employee for Good Reason.

(The remainder of this page intentionally left blank. Signature page to follow.)

10

IN WITNESS WHEREOF the parties have executed this Agreement, effective as of the date of the first signature below.

STREAMEX CORP.:

By:	/s/ Henry McPhie	May 1, 2026
	Henry McPhie, CEO	Date

THE EMPLOYEE:

/s/ Morgan Lekstrom		May 1, 2026
Morgan Lekstrom		Date

11

Exhibit A

CONFIDENTIALITY, INTELLECTUAL PROPERTY

AND RESTRICTIVE COVENANT AGREEMENT

(see attached)

CONFIDENTIALITY, INTELLECTUAL PROPERTY

AND RESTRICTIVE COVENANT AGREEMENT

As a condition of my employment with Streamex Corp., a Delaware corporation, including its subsidiaries, affiliates, successor or assigns (the “Company”), I agree with the following terms as of January 1, 2026:

1. Term. I understand that this Agreement applies to my employment with the Company in any capacity, at any time, and will continue to apply if my position or responsibilities change, or if there are breaks in my employment. I agree that this Agreement will not be deemed a commitment by the Company to employ me for any specific period or in any specific manner. I acknowledge that I am employed by the Company on an at-will basis and that either the Company or I may terminate my employment at any time for any reason, with or without notice.

2. Confidential Information.

a. I understand that, as a result of my employment with the Company, I will obtain and have access to extensive and valuable Confidential Information belonging to the Company. I agree at all times during my employment and thereafter to safeguard, hold in strictest confidence, and not to disclose Confidential Information to any person or entity outside of the Company, except as authorized in writing by the Company. I understand that the term “Confidential Information” means any Company non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, production practices, operations and methods of doing business, and any other proprietary business information including, but not limited to, the Company’s: (i) strategic plans, partnerships, marketing plans and studies, research or other information regarding Company’s business developments and investments; (ii) customer lists and information including but not limited to, the identity and authority of their key contact persons, payment methods, and order histories and patterns; (iii) software development plans and information including but not limited to software, source code, object code, smart contracts (including on-chain, off-chain, testnet, staging, and unpublished versions), repositories, build artifacts, deployment scripts, Infrastructure-as-Code, configuration files, CI/CD pipelines, test suites, and documentation; (iv) cryptographic materials and secrets including but not limited to private keys, seed phrases, key shards, passphrases, multi-party computation or threshold signing parameters, derivation paths, key rotation schedules, hardware security module configurations, custody and wallet procedures, and any information or process that enables control, transfer, or administrative access to digital assets, systems, or accounts; (v) security-related information including but not limited to network and system architecture, validator or node configurations, access controls, audit logs, monitoring dashboards, penetration tests, code audits, vulnerability reports, exploit proofs-of-concept, threat models, incident response plans, forensics, and remediation work product; (vi) protocol, product, and research information including but not limited to blockchain or protocol designs and parameters, consensus mechanisms, cross-chain or bridging designs, oracle integrations, governance mechanisms and strategies, token economics, issuance/vesting/liquidity plans, market-making arrangements, pricing logic, algorithms, models, datasets, simulations, experiments, A/B tests, and roadmaps; (vii) operational information including but not limited to runbooks, reliability playbooks, cloud and infrastructure configurations, container images, deployment schedules, support and ticketing records, vendor integrations, API keys and tokens; (viii) employee personnel and payroll information for employees other than me; (ix) lists and information regarding contractors, consultants, advisors, vendors, suppliers, or investors; (x) developments, inventions, processes, compositions, formulas, techniques, technology, devices, designs, plans and drawings, engineering, hardware configuration information, work-in-process, databases, manuals, or any trade secrets, know-how, or intellectual property; (xi) training materials of any kind; (xii) financial statements, forecasts and budgets, accounting records, accounting information and other financial information; (xiii) any other business information identified as confidential or reasonably understood to be confidential relating to the Company which is disclosed to me or created, developed or generated by me during the course of my employment; and (xiv) any notes, documents, summaries, memoranda or other compilations or documents that reference, are based on or incorporate any of the foregoing. “Confidential Information” also includes information that the Company receives from third parties (e.g., the Company’s customers, suppliers, investors, vendors, contractors, consultants, advisors, partners, or collaborators), including, but not limited to, a third party’s personal information, business practices, technology, intellectual property, and information related to the business conducted between the Company and such third parties.

b. “Confidential Information” does not include any information that: (i) arises from my general training, knowledge, skill, or experience, whether gained on the job or otherwise; (ii) is readily ascertainable to the relevant public through no wrongful act of mine or of others who were under confidentiality obligations; or (iii) I otherwise have a right to disclose as legally protected conduct.

c. I understand that my unauthorized use or disclosure of Confidential Information during my employment may lead to disciplinary action, up to and including termination and legal action by the Company. If there is any reasonable question about whether particular information constitutes Confidential Information or may be properly disclosed, I will seek authorization from an officer of the Company. I represent that my performance of all of the terms of this Agreement has not breached and will not breach any other agreement by which I am bound to hold in confidence proprietary information acquired by me from any other party. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any other party and I will not bring such information onto the Company’s premises.

3. Intellectual Property.

a. Assignment; Company IP. I understand and agree that works of authorship that I create within the scope of my employment with the Company will be considered “works made for hire” to the maximum extent permitted by the Copyright Act. I hereby assign to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works (to the extent not deemed “works made for hire”), all trade secrets, confidential information and know-how, and all other intellectual property rights (collectively the “Intellectual Property”) that are conceived, reduced to practice, developed or made by me during my employment with the Company (including prior to my signing this Agreement) (collectively the “Company IP”) and I will promptly disclose all Company IP to the Company. The term “Company IP” will not include any Intellectual Property that (i) I cannot be required to so assign by law (including, without limitation, pursuant to the applicable statutory provision for my state of employment, if any), or (ii) otherwise meets all of the following requirements: (A) the Intellectual Property is developed entirely on my own time, (B) the Intellectual Property is developed entirely without use of any of the Company’s facilities, equipment, Confidential Information or other assets, and (C) the Intellectual Property is not useful for or related to the business of the Company or the Company’s actual or demonstrably anticipated research or development. I understand and agree that the decision whether or not to commercialize or market any Intellectual Property developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Intellectual Property.

b. Moral Rights. To the extent allowed by law, the assignment in Section 3(a) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

c. Records. In order to ensure that the Company will be able to acquire, perfect and use Company IP, I will: (i) transfer possession, ownership, and title to media, models, and other tangible objects containing Company IP to the Company; (ii) sign any documents at the Company’s request to assist the Company in the documentation, perfection, and enforcement of its rights, and (iii) provide the Company with support and reasonable access to information for recording, perfecting, securing, defending, and enforcing its right, title and interest in and to all Company IP. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, coupled with an interest and with full power of substitution, to act for and on my behalf to execute and file any documents and to do all other lawfully permitted acts in order to perfect the foregoing assignments and the Company’s other rights under this Agreement.

d. Prior Intellectual Property. I have listed on Exhibit A a detailed description of all Intellectual Property that I have created prior to commencement of my employment with the Company that in any way relates to the Company’s business and to which I retain any ownership rights or interest (“Prior Intellectual Property”). If no such list is provided, I represent that there is no Prior Intellectual Property. If, in the course of my employment with the Company, I incorporate into the Company a product, process, service, work of authorship or other work product, or use in connection with my employment with the Company, any Prior Intellectual Property in which I have rights, then I agree to promptly advise the Company and I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with unlimited right to sublicense) to make, use, sell, import, export, reproduce, copy, transmit, distribute, publicly perform, publicly display, and make derivative works based upon, such Prior Intellectual Property.

e. Non-Assigned IP. If any part of the Company IP is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating any technology or intellectual property rights that are owned by or licensed to me and which are not or cannot be assigned pursuant to Section 3(a) for any reason, I hereby grant the Company and its successors a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the Company IP, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

4. No Conflicts. I listed on Exhibit A all agreements that may restrict my ability to disclose or use any Prior Intellectual Property. I acknowledge that there is no agreement that prevents me from accepting employment with, or performing my duties for, the Company. I will not enter into any agreements that conflict with the terms of this Agreement. If the Company is sued based on any obligation or agreement to which I am a party or am bound (other than my agreements with the Company), I agree to fully indemnify the Company for any and all losses the Company incurs, as well as any reasonable attorneys’ fees and costs, as a result of any legal action related to such breach of my obligations or agreements.

5. Termination Certification. If my employment with the Company is terminated for any reason, I agree to immediately: (a) update all of my social media accounts, including but not limited to Facebook, LinkedIn, and X (formerly known as Twitter) to delete any information, assertions or suggestions to the effect that I am a current employee of the Company or otherwise affiliated with the Company; and (b) sign and deliver to the Company the Termination Certification in the form attached as Exhibit B. I also agree to keep the Company advised of my home and business address for one (1) year after termination of my employment.

6. Return of Company Property. I agree that within five (5) business days of termination of my employment for any reason, or upon request by the Company at any time, I will return and will not keep in my possession, recreate, or deliver to anyone else, any and all Confidential Information and Company property, including, but not limited to, electronic devices, equipment, documents, notes, files, and business information in any form. In the event that any of such documents, notes, files, and business information are not stored in tangible form capable of exclusive re-delivery, I will upon the Company’s request promptly destroy all such copies of same in lieu of surrendering them to the Company, with written confirmation of such destruction given to the Company. I agree to participate in an exit interview and to confirm in writing that I have returned all Company property.

7. Trade Secrets. I understand that under the federal Defend Trade Secrets Act, 18 U.S.C. § 1833(b), or any other applicable law, nothing in this Agreement prevents me from, or exposes me to criminal or civil liability under any federal or state trade secret law for, (a) directly or indirectly sharing any of the Company’s trade secrets or Confidential Information with an attorney or with any federal, state, or local government agencies, regulators, or officials for the purpose of investigating or reporting a suspected violation of law, or (b) disclosing the Company’s trade secrets in a filing in connection with a legal claim, provided that such filing is made under seal. I acknowledge and understand that unless authorized under this Section, the misappropriation, unauthorized use, unauthorized taking, or unauthorized disclosure of any of the Company’s trade secrets could result in civil liability under applicable state and federal law.

8. Publicity. I hereby consent to any and all uses and displays, by the Company and its agents, of my name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales, and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of my employment by the Company, for all legitimate business purposes of the Company (“Permitted Uses”). I hereby forever release the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by the Company, in connection with any Permitted Use. I understand that no special compensation will be provided to me for use of my image and that I may not be informed in advance of the specific use of my image.

9. Non-Solicitation of Customers and Employees. I understand and acknowledge that the Company’s business and employment relationships are critically important, extremely valuable, and the result of the expenditure of time, effort, and substantial resources by the Company, and that the loss of its business and employment relationships would cause significant and irreparable harm to the Company. I therefore agree and covenant that during the period of my employment and for twelve (12) months thereafter (collectively, the “Restricted Period”), not to directly or indirectly induce, solicit, or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any (a) customer, limited partner, or other business relation of the Company whom I had Business Contact (as defined below) or about whom I received or access Confidential Information to cease doing business with the Company and any (b) employee, independent contractor or other agent of the Company or any of its affiliates who worked or provided services at any time during the twelve (12) month period preceding the termination of my employment, regardless of the reason of the termination, to terminate his or her employment or other relationship or association with the Company or any such affiliate in order to enter into any employment relationship with or perform services for any other person or entity. For purposes of this Agreement, “Business Contact” means any communication, contact or interaction which takes place in the context of establishing, developing, maintaining, servicing or otherwise furthering a business relationship of transaction while employed by the Company.

10. New Employment / Notice to Third Parties. During my employment and for twelve (12) months after the termination thereof by either party for any or no reason, I agree to give the Company written notice not less than fourteen (14) calendar days prior to the commencement of my employment with or services in any capacity for any other person or entity. In addition, I agree to inform any individual or entity with whom I may seek to enter into a business or employment relationship of my obligations under this Agreement. I acknowledge that the Company may notify third parties without providing notice to me.

11. Non-Disparagement. I understand and agree that the Company’s reputation, brand, and goodwill are extremely valuable and the result of a substantial expenditure of its time, effort, and resources. Therefore, I will not make, or cause to be made, any statement or disclosure that disparages the Company, or any director, officer, employee, or customer of the Company, or assist any other person, business, or entity to do so; provided, however, that nothing herein shall preclude me from testifying as required by lawful subpoena or other legal process or making good faith reports to governing regulatory bodies or authorities or as otherwise provided in Section 12.

12. Permitted Disclosures. Nothing in this Agreement shall prohibit me from confidentially or otherwise (without informing the Company or its affiliates) communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity, including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory entity investigation (or proceeding); or giving truthful testimony, statements, or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law, including any regulation or legal process; or requesting or receiving confidential legal advice (at my own expense); or exercising protected rights under Section 7 of the National Labor Relations Act including but not limited to any protected right to communicate about lawfully acquired compensation information or other working conditions.

13. Technology. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the Company’s business. The Company has the right to audit and search all such items and systems, without further notice to me, and in its sole discretion. I also understand that I am not permitted to add any unlicensed, unauthorized or non-compliant applications, or unlicensed software to the Company’s technology systems.

14. General Provisions.

a. Representations and Affirmations. I acknowledge and agree that I have been advised by the Company to consult with a lawyer before entering into this Agreement. I expressly represent and warrant that my execution of this Agreement is knowing and voluntary, and that I was given sufficient time to review this Agreement prior to my acceptance of employment.

b. Entire Agreement. The provisions of this Agreement together with the attached Exhibits which are incorporated herein by reference constitute the entire agreement on these subjects between me and the Company. No other promises or agreements shall be binding or shall modify this Agreement unless reduced to writing and signed by me and the Company.

c. Jury Trial Waiver. I ACKNOWLEDGE AND AGREE THAT I AM WAIVING MY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT.

d. Binding Arbitration. To the fullest extent permitted by applicable law, and in order to preserve the confidentiality of any Confidential Information, any disputes relating to my employment by the Company, this Agreement or any other agreement between the Company and/or any affiliate of the Company and me, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (the “Included Claims”) shall be exclusively determined by binding arbitration before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. The Parties specifically adopt and agree to the exclusive use of JAMS’ Emergency Relief procedures at Rule (c) of JAMS Comprehensive Arbitration Rules and Procedures to address any requests for emergency relief, including without limitation requests for preliminary injunctive relief, temporary restraining orders and/or any ex parte applications. This arbitration requirement shall not apply to any discrimination or harassment matters, criminal matters, matters for which arbitration is prohibited by law, or claims for unemployment or workers compensation (the “Excluded Claims”) and shall not prevent me from filing a charge with the EEOC or any other government agency; provided that, unless prohibited by applicable law, any subsequent legal action shall be subject to individual arbitration as provided herein. I understand that nothing in this Section 14 (d) prohibits me from:

(i)	reporting any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws;

(ii)	reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official;

(iii)	participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws;

(iv)	making any truthful statements or disclosures required by law, regulation, or legal process;

(v)	filing a claim for workers’ compensation or unemployment benefits; and

(vi)	requesting or receiving confidential legal advice.

e. Applicable Law and Venue. I agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict-of-laws principles. Any arbitration under Section 14(d) shall be conducted in Orange County, Florida. Judgment on the award may be entered in any court of competent jurisdiction in Orange County, Florida.

f. Enforcement. Unless otherwise prohibited by applicable law, I agree to pay all costs, including reasonable attorneys’ fees and expenses, that the Company may incur in enforcing or defending this Agreement. If any action is brought by the Company for a violation of any the provisions in this Agreement, I agree that because of the immediate and irreparable injury the Company would sustain if such violation continued, an arbitrator may enter an order enjoining me from violating any provision of this Agreement. An arbitrator may enter this order temporarily, preliminarily, or as part of a final judgment in the litigation, all without a requirement that the Company post a bond. If contrary to this provision, an arbitrator shall require the Company to post bond in connection with the entry of an injunctive order, I agree that such bond shall be without surety and may stand as the Company’s own undertaking. The Company’s application for injunctive relief shall not prejudice any other claim or cause of action which it may pursue for a violation of this Agreement.

g. Tolling. I understand that the running of any restricted period under Section 9 shall be tolled during any period of breach by me and during any dispute concerning the breach, applicability, scope, or duration of those restrictions, until final resolution.

h. Blue-Pencil. If any prohibition or restriction in Sections 2 and/or 9 is found unenforceable, it shall be modified or limited to the extent necessary to render it enforceable and then enforced.

i. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law (after any appropriate modification or limitation pursuant to Section 14(h), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

j. Non-Waiver. Failure by the Company to require performance of any provision of this Agreement shall not affect the Company’s right to require performance anytime thereafter, nor shall waiver of any breach or default of this Agreement constitute waiver of any subsequent breach or default or waiver of the provision itself. The Company’s waiver, for whatever reason, of the terms of any confidentiality and/or non-solicitation agreement between it and any employee or independent contractor will not operate as a waiver or release of my obligations under this Agreement and may not be used as evidence of the Company’s intent to waive any of the terms of this Agreement.

k. Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I may not assign my duties or obligations under this Agreement without the Company’s express written consent and any assignment without consent will be considered null and void.

l. Acknowledgements. I acknowledge and agree that compliance with the terms of this Agreement is necessary to protect the business and goodwill of the Company and that a breach will irreparably and continually damage the Company for which money damages may not be adequate. I expressly acknowledge that the Company is providing employment and substantial compensation in exchange for my adherence to the provisions of this Agreement, including but not limited to my confidentiality and non-solicitation obligations. I understand my duties and obligations as set forth in this Agreement and agree that the restrictions contained in this Agreement are reasonable and valid. I agree that the protective provisions of this Agreement are necessary and reasonable to protect the Company in the conduct of its business and to protect the Company in the utilization of its assets, tangible and intangible, including its goodwill and confidential and proprietary information. I understand that the rights and obligations contained in this Agreement will survive the termination of this Agreement. I understand that irreparable damage would result to the Company if the provisions of this Agreement are not specifically enforced.

m. Voluntary agreement. I acknowledge that I have carefully read and understand this Agreement, I have had the opportunity to propose modifications prior to signing the Agreement, and I had the opportunity to negotiate proposed modifications to the extent that I thought necessary.

n. Construction and Interpretation. This Agreement may be executed in any number of counterparts and executed electronically or by email. Such execution will be considered an original for all purposes and all counterparts will be considered one instrument. The section and paragraph headings contained herein are for convenience of reference only. I agree that this Agreement shall be fairly interpreted in accordance with its terms and that ambiguities shall not be interpreted against the drafting party.

By signing this Agreement, I agree to the terms of this Agreement, acknowledge that I understand this Agreement, consent to this Agreement, and execute this Agreement.

Date: May 1, 2026

Signature: /s/ Morgan Lekstrom

Name of Employee: Morgan Lekstrom

EXHIBIT B

TERMINATION CERTIFICATION

I certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its directors, officers, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidentiality, Intellectual Property and Restrictive Covenants Agreement signed by me, including the reporting of any inventions and original works of authorship conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Confidentiality, Intellectual Property and Restrictive Covenants Agreement, I will preserve as confidential all Confidential Information including trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that I will comply with the post-employment non-solicitation provisions set forth in Section 9 of the Confidentiality, Intellectual Property and Restrictive Covenants Agreement.

After leaving the Company’s employment, I will be employed by ________________________ in the position of:_______________________________________________________________.

Signature of Employee:

Print Name of Employee:

Date:

Address for Notifications: